UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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TearLab Corporation

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TEARLAB CORPORATION

9980 Huennekens St., Suite 100

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of TearLab Corp.:

Notice is hereby given that the Annual Meeting of the Stockholders (“Annual Meeting”) of TearLab Corporation, will be held on June 21, 2018 at 9:00 a.m. Eastern Time for the following purposes:

1.	To elect five directors for a one-year term to expire at the 2019 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

Elias Vamvakas

Anthony E. Altig

Joseph S. Jensen

Paul M. Karpecki

Richard L. Lindstrom

2.	To ratify the selection of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 31, 2018.

3.	To vote, on an advisory basis, regarding the compensation of the named executive officers for the year ended December 31, 2017, as set forth in this proxy statement.

4.	To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

The Annual Meeting will be a completely virtual meeting of stockholders. To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/TLB2018. You will not be able to attend the Annual Meeting in person.

We have also elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe these rules allow us to provide you with the information you need while reducing our delivery costs and the environmental impact of the Annual Meeting. Our Board of Directors has fixed the close of business on April 27, 2018, as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof. Our proxy materials will be sent or given on or around May 8, 2018, to all stockholders as of the record date.

Whether or not you expect to attend our Annual Meeting via live webcast, please complete, sign and date the Proxy you received in the mail and return it promptly. You may vote over the Internet, by telephone or, if you request to receive printed proxy materials, by mailing a proxy or voting instruction card. You may also vote your shares during the Annual Meeting. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card you received by mail.

All stockholders are cordially invited to attend the virtual meeting.

By Order of the Board of Directors,

/s/ Elias Vamvakas
Elias Vamvakas
Executive Chairman of the Board

April 30, 2018

The date of this proxy statement is April 30, 2018, and it is being delivered to stockholders on or about May 8, 2018.

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

- i -

TEARLAB CORPORATION

9980 Huennekens St., Suite 100

San Diego, California 92121

PROXY STATEMENT

The Board of Directors of TearLab Corp., a Delaware corporation, or the Company, is soliciting the Proxy for use at our Annual Meeting of Stockholders to be held via internet webcast on June 21, 2018 at 9:00 a.m. Eastern Time and at any adjournments or postponements thereof.

Details regarding the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our 2017 Annual Report to Stockholders with this proxy statement. We encourage you to read our Annual Report. It includes our audited consolidated financial statements and provides information about our business and products.

We have elected to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting.

We will be hosting the Annual Meeting live via internet webcast. You will not be able to attend the Annual Meeting in person. A summary of the information you need to attend the Annual Meeting online is provided below:

● Any stockholder may listen to the Annual Meeting and participate live via internet webcast at www.virtualshareholdermeeting.com/TLB2018. The webcast will begin on June 21, 2018 at 9:00 a.m. Eastern Time.

● Stockholders may vote and submit questions during the Annual Meeting via live webcast.

● To enter the meeting, please have your 12-digit control number, which is available on the Notice or, if you received a printed copy of the proxy materials, your proxy card. If you do not have your 12-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting.

● Instructions on how to connect and participate live via the Internet webcast, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/TLB2018.

All stockholders who find it convenient to do so are cordially invited to attend the meeting via internet webcast. In any event, please complete, sign, date, and return the Proxy.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a subsequent proxy prior to voting or by attending the meeting and voting via live webcast. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees as directors, (2) for the ratification of the selection of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 31, 2018, and (3) for, on an advisory basis, the compensation of our named executive officers for the year ended December 31, 2017. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions have the same effect as votes “against” the matters, except in the election of directors. “Broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Stockholders of record at the close of business on April 27, 2018, or the Record Date, will be entitled to vote at the meeting or vote by proxy using the Proxy Card that was mailed to you with the Notice of Internet Availability of Proxy Materials. As of the Record Date, 10,438,998 shares of our common stock, par value $0.001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A majority of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote thereon is required for the election of directors, ratification of the selection of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 31, 2018, and approval, on an advisory basis, of the compensation of our named executive officers for the year ending December 31, 2017.

The cost of preparing the Notice of Annual Meeting and Proxy Statement, and mailing the Notice of Internet Availability of Proxy Materials and Proxy, will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians, and nominees will forward proxy soliciting materials to their principals, and that, upon request, we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Bylaws authorize the number of directors to be not less than five and not more than nine. Our Board of Directors currently consists of five members. Each of our directors is elected for a term of one year to serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The five nominees for election to our Board of Directors at our upcoming Annual Meeting of the Stockholders are Elias Vamvakas, Joseph S. Jensen, Anthony E. Altig, Paul M. Karpecki and Richard L. Lindstrom, each of whom is presently a member of our Board of Directors.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, Proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age as of 4/27/18	Position
Elias Vamvakas	59	Executive Chairman of the Board
Joseph Jensen	46	Chief Executive Officer and Director
Anthony E. Altig	62	Director
Paul M. Karpecki	51	Director
Richard L. Lindstrom	70	Director

Elias Vamvakas has been the Chairman of the Board of Directors of TearLab Corporation, since June 2003, Secretary of the Company since June 2009 and was the Chief Executive Officer and Secretary of the Company from July 2004 to October 2008 and again from June 2009 to December 2015. Mr. Vamvakas co-founded TLC Vision, an eye care services company, where he was the Chairman from 1994 to June 2006 and was the Chief Executive Officer from 1994 to July 2004. Since November 2006, Mr. Vamvakas has been a member of the Board of Directors of TearLab Research, Inc. Mr. Vamvakas has been the Chairman of the Board for Greybrook Capital, a Toronto-based private equity firm. Mr. Vamvakas also serves on the board of several of Greybrook’s portfolio companies. Also, Mr. Vamvakas is the Chairman of Brandimensions Inc. and Nulogx Inc. Mr. Vamvakas was named to “Canada’s Top Forty Under Forty” in 1996. In 1999, he was named Ernst & Young’s Entrepreneur of the Year for Ontario in the Emerging Category and Canadian Entrepreneur of the Year for Innovative Partnering. In 2000, Mr. Vamvakas was recognized by Profit Magazine for managing one of Canada’s fastest growing companies. Mr. Vamvakas received a BSc degree from the University of Toronto in 1981. Mr. Vamvakas’ extensive business background and familiarity with TearLab qualifies him to serve on the Board.

Joseph Jensen has served as the Chief Executive Officer and a member of the Board of TearLab Corporation since January 2016. Mr. Jensen previously served as the Chief Operating Officer of TearLab Corporation from October 2013 to December 2015. Mr. Jensen has over twenty years of experience in pharmaceutical and medical device sectors spanning sales, sales management, marketing, and international positions. He is a proven leader with consistent performance and commensurate promotions at a Fortune 50 company. From 1996 to 2013, Mr. Jensen served in managerial roles, most recently as the head of surgical marketing of Alcon Laboratories, Inc. (“Alcon”), a division of Novartis. From 1995 to 1996, Mr. Jensen served as territory manager of Warner Lambert. From 1994 to 1995, Mr. Jensen served as district manager of Payroll Services. Mr. Jensen graduated from Flagler College with a BA in Business and Communications and a minor in Advertising. Mr. Jensen brings to the Board an in-depth knowledge and understanding of our business as an executive officer of the Company.

Anthony E. Altig has been a member of TearLab Corporation’s Board since January 2009. Mr. Altig was the Chief Financial Officer at Biotix Holdings, Inc., a company that manufactures microbiological and molecularbiological consumables up until his retirement in December 2017, after Biotex was acquired by Mettler-Toledo. From December 2004 to June 2007, Mr. Altig served as the Chief Financial Officer of Diversa Corporation (subsequently Verenium Corporation), a public company focused on enzyme technology. Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, Inc., a public biopharmaceutical company, from 2002 to 2004. From 2000 to 2001, Mr. Altig served as the Chief Financial Officer of NBC Internet, Inc., an internet portal company, which was acquired by General Electric. Mr. Altig’s additional experience includes his role as the Chief Accounting Officer at USWeb Corporation, as well as his experience serving biotechnology and other technology companies during his tenure at both PricewaterhouseCoopers and KPMG. In addition, Mr. Altig serves as a director for Assembly Biosciences. Mr. Altig is a former member of the Board of Directors of Optimer Pharmaceuticals and MultiCell Technologies, Inc. Mr. Altig received a BA degree from the University of Hawaii. Mr. Altig’s experience as Chief Financial Officer of several public companies brings to the Board perspective regarding financial and accounting issues.

Paul M. Karpecki, O.D., FAAO has been a member of TearLab Corporation’s Board since March 2010. Also, he has been a Director of Cornea and External Disease at Kentucky Eye Institute since September 2016 and prior to that the Director of Ocular Disease Research at Kentucky Eye Institute since September 2009. In 2007, Dr. Karpecki joined the Cincinnati Eye Institute in Corneal Services after spending five years as the Director of Research for the Moyes Eye Clinic in Kansas City. Dr. Karpecki serves as the Chair of the Refractive Surgery Advisory Committee to the American Ophthalmology Association (“AOA”) and on the AOA Meetings Executive Committee. He has lectured in more than three hundred symposia covering four continents and was the first optometrist to be invited to both the Delphi International Society at Wilmer-Johns Hopkins and the National Eye Institute’s dry eye committee. A noted educator and author, Dr. Karpecki is the Chief Clinical Editor for the Review of Optometry Journal. He is a past President of the Optometric Council on Refractive Technology and serves on the board for the charitable organization, Optometry Giving Sight. Dr. Karpecki received his Doctorate of Optometry from Indiana University and completed a Fellowship in Cornea and Refractive Surgery at Hunkeler Eye Centers in affiliation with the Pennsylvania College of Optometry in 1994. Dr. Karpecki’s experience in optometry and specialization in dry eye disease make him a valuable addition to the Board.

Richard L. Lindstrom, M.D. has been a member of TearLab Corporation’s Board since September 2004. Since 1979, Dr. Lindstrom has been engaged in the private practice of ophthalmology and is a founder, a director, and an attending surgeon of Minnesota Eye Consultants P.A., a provider of eye care services. Dr. Lindstrom has served as Associate Director of the Minnesota Lions Eye Bank since 1987. He is also a medical advisor for several medical device and pharmaceutical manufacturers as well as a member of the board of directors of several private and public companies in the ophthalmology sector. Dr. Lindstrom is a past President of the International Society of Refractive Surgery, the International Intraocular Implant Society, the International Refractive Surgery Club, and the American Society of Cataract and Refractive Surgery. From 1980 to 1989, he served as a Professor of Ophthalmology at the University of Minnesota, and he is currently an Adjunct Professor Emeritus in the Department of Ophthalmology at the University of Minnesota. Dr. Lindstrom received his Doctor of Medicine, Bachelor of Arts, and Bachelor of Sciences degrees from the University of Minnesota. Dr. Lindstrom’s background in ophthalmology gives him a perspective that is helpful to the Board for understanding the Company’s product market.

Board Meetings

The Board held nine meetings during 2017. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he or she served.

Committees of the Board

The Board currently has, and appoints members to, two standing committees: our Compensation Committee, and our Audit Committee. The current members of our committees are identified below:

Director	Compensation	Audit
Anthony E. Altig (1)	[X]	[X]
Paul M. Karpecki	[X]	[X]
Richard L. Lindstrom (2)	[X]	[X]

(1) Audit Committee Chair.

(2) Compensation Committee Chair.

Compensation Committee. The Compensation Committee currently consists of Dr. Karpecki, Mr. Altig, and Dr. Lindstrom, with Dr. Lindstrom serving as chairman. The Compensation Committee held one meeting during 2017. All members of the Compensation Committee are independent as determined under the various NASDAQ Stock Market, U.S. Securities and Exchange Commission, or SEC, and Internal Revenue Service qualification requirements. The Compensation Committee is governed by a written charter approved by the Board. The charter is available on our website at www.tearlab.com. The functions of this committee include, among other things:

●	to provide oversight of the development and implementation of the compensation policies, strategies, plans and programs for key employees and directors, including policies, strategies, plans and programs relating to long-term compensation for TearLab’s senior management, and the disclosure relating to these matters;

●	to make recommendations regarding the operation of and/or implementation of employee bonus plans and incentive compensation plans;

●	to review and approve the compensation of the Chief Executive Officer and the other executive officers of TearLab and the remuneration of TearLab’s directors; and

●	to provide oversight of the selection of officers, management, succession planning, the performance of individual executives and related matters.

Role and Authority of Compensation Committee

The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee approves all compensation of our executive officers without further Board action. The Compensation Committee reviews and approves each of the elements of our executive compensation program and continually assesses the effectiveness and competitiveness of our program. The Compensation Committee also periodically reviews director compensation.

The Role of our Executives in Setting Compensation

The Compensation Committee meets with our Chief Executive Officer, Mr. Jensen, and/or other executives at least once per year to obtain recommendations with respect to Company compensation programs, practices, and packages for executives, directors, and other employees. Management makes recommendations to the Compensation Committee on the base salary, bonus targets, and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound by and does not always accept management’s recommendations with respect to executive compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.

Mr. Jensen attends some of the Compensation Committee’s meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Jensen’s compensation package with him, but makes decisions with respect to his compensation outside of his presence.

Audit Committee. The Audit Committee consists of Dr. Karpecki, Dr. Lindstrom, and Mr. Altig, with Mr. Altig serving as chairman. The Audit Committee held four meetings during 2017. All members of the Audit Committee are independent directors (as independence is currently defined in Rules 5605(a)(2) and 5605(c)(2) of the NASDAQ Listing Rules). Mr. Altig qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee is governed by a written charter approved by the Board. The charter is available on our website at www.tearlab.com. The functions of this committee include, among other things:

●	to monitor the Company’s financial reporting process and internal control system;

●	to appoint and replace the Company’s independent outside auditors from time to time, to determine their compensation and other terms of engagement and to oversee their work;

●	to oversee the performance of the Company’s internal audit function; and

●	to oversee the Company’s compliance with legal, ethical and regulatory matters.

Both our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the independent members of the Company’s board of directors consider, among others, the following factors:

●	experience, skills, and other qualifications in view of the specific needs of the Board and the Company;

●	diversity of background; and

●	demonstration of high ethical standards, integrity, and sound business judgment.

The Company’s board of director’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience which are well suited to further the Company’s objectives. In doing so, the independent members of the board of directors also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the independent members of the board of directors may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The board of directors does, however, believe it appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of an “independent director” under the NASDAQ Stock Market qualification standards.

Identification and Evaluation of Nominees for Directors

In January 2018, in connection with the resignations of members of the Company’s board of directors, the Company’s board of directors eliminated the Corporate Governance and Nominating Committee of the Board and assumed the responsibilities previously delegated to the Corporate Governance and Nominating Committee. As such, the Board no longer has a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be “independent” under the various relevant qualification requirements perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

The independent members of the Company’s board of directors identify nominees for Board membership by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Company’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the independent members of the Company’s board of directors identifies the desired skills and experience of a new nominee in light of the criteria above including consultation with management. The independent members of the Company’s board of directors may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The independent members of the Company’s board of directors review the qualifications, experience, and background of the candidates. Final candidates are interviewed by our independent directors and Chief Executive Officer. In making its determinations, independent members of the Company’s board of directors evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best attain success for the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the independent members of the Company’s board of directors determine which candidates to nominate for election by the stockholders. Historically, the Company’s board of directors has not relied on third-party search firms to identify Board candidates. The independent members of the Company’s board of directors may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.

The Company’s board of directors has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations since it believes that the process currently in place for the identification and evaluation of prospective members of the Board is adequate. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by members of the Board or management. Stockholders wishing to suggest a candidate for director should write to the Company’s Chief Financial Officer.

Communications with the Board of Directors

Our stockholders may send written correspondence to non-management members of the Board to the Chief Financial Officer or Chief Executive Officer at 9980 Huennekens St., Suite 100, San Diego, California 92121. Our Chief Financial Officer or Chief Executive Officer will review the communication, and if the communication is determined to be relevant to our operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature not relating to our business), the communication will be forwarded to the Chairman of the Board. If the communication requires a response, our Chief Financial Officer will assist the Chairman of the Board (or other directors) in preparing the response.

Code of Conduct and Code of Ethics

We have established a Code of Conduct and Code of Ethics that applies to our officers, directors and employees. The Code of Conduct and Code of Ethics contain general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. The Code of Conduct and Code of Ethics is available on our website at www.tearlab.com. If we make any substantive amendments to the Code of Conduct and Code of Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Documents

Our corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Code of Conduct and Code of Ethics are available free of charge on our website at www.tearlab.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents free of charge to any stockholder upon written request to Investor Relations, TearLab Corporation, 9980 Huennekens St., Suite 100, San Diego, California 92121.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2017.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee. All of the members of the Audit Committee are independent directors under the NASDAQ and SEC audit committee structure and membership requirements.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Mayer Hoffman McCann, P.C., the Company’s independent auditors for the year ended December 31, 2017. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13A-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Mayer Hoffman McCann, P.C. is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

Beginning in fiscal 2004 and continuing through fiscal 2017 (the fourteenth year of certification), management has implemented a process of documenting, testing and evaluating the Company’s internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management regarding such compliance. In connection with this oversight, the Audit Committee receives periodic updates provided by management at each regularly scheduled Audit Committee meeting. At a minimum, these updates occur quarterly. At the conclusion of the process, management provides the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting which is reviewed and commented upon by the Audit Committee. The Audit Committee also holds regular private sessions with the Company’s independent auditor to discuss their audit plan for the year, and the results of their quarterly reviews and the annual audit. The Audit Committee also reviewed Mayer Hoffman McCann, P.C.’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to our consolidated financial statements and financial statement schedule. The Audit Committee continues to oversee the Company’s efforts and reviews management’s report on the effectiveness of its internal control over financial reporting and management’s preparations for the evaluation.

The Committee met on four occasions in 2017. The Committee met privately in executive session with Mayer Hoffman McCann, P.C. as part of each regular meeting. The Committee Chair also held private meetings with the Chief Financial Officer and Mayer Hoffman McCann.

The Audit Committee has discussed with Mayer Hoffman McCann, P.C. the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees.” In addition, Mayer Hoffman McCann, P.C. has provided the Audit Committee with the written disclosures and the letter required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence.” In connection with the foregoing, the Audit Committee has discussed with Mayer Hoffman McCann, P.C. their firm’s independence.

Based on their review of the consolidated financial statements and discussions with, and representations from, management and Mayer Hoffman McCann, P.C. referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the U.S. Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by our independent auditors. Pre-approval is required for audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval of services for up to a year, which may be related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Principal Accounting Fees and Services” for more information regarding fees paid to Mayer Hoffman McCann, P.C. in fiscal years 2017 and 2016.

March 2, 2018	AUDIT COMMITTEE
Anthony Altig
Paul Karpecki
Richard Lindstrom

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by TearLab under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent TearLab specifically incorporates the Report of the Audit Committee by reference therein.

Principal Accounting Fees and Services.

In connection with the audit of the 2017 consolidated financial statements, the Company entered into an engagement agreement with Mayer Hoffman McCann, P.C., which sets forth the terms by which Mayer Hoffman McCann, P.C. has performed audit services for the Company.

Mayer Hoffman McCann, P.C. has advised the Company that Mayer Hoffman McCann, P.C., leases substantially all of its personnel, who work under the control of Mayer Hoffman McCann P.C.’s, shareholders, from wholly-owned subsidiaries of CBIZ, Inc, in an alternative practice structure. Accordingly, substantially all of the hours expended on Mayer Hoffman McCann P.C.’s engagement to audit the Company’s financial statements for its most recently completed fiscal year were attributed to work performed by persons other than Mayer Hoffman McCann P.C.’s full-time, permanent employees.

The following table sets forth the aggregate fees agreed to by the Company for the annual audits for the fiscal years ended December 31, 2016 and 2017, and all other fees paid by the Company to Mayer Hoffman McCann, P.C. during 2017 and 2016:

	For the years ended December 31,
	2017	2016
	(in thousands)
Audit Fees	$328.0	$323.5
Audit-Related Fees	—	—
All Other Fees	—	—
Totals	$328.0	$323.5

Audit Fees. Audit fees for the fiscal years ended December 31, 2017 and 2016 were for professional services provided in connection with the annual audits of the Company’s consolidated financial statements, review of the Company’s quarterly consolidated financial statements, accounting matters directly related to the annual audits, professional services in connection with SEC registration statements, periodic reports (including Form 8-Ks), and other documents filed with the SEC or other documents issued in connection with securities offerings, and professional services provided in connection with other statutory or regulatory filings.

All audit fees relating to the audit for the fiscal years ended December 31, 2017 and 2016, were approved in advance by the Audit Committee. All audit and non-audit services to be provided by our independent auditors were, and will continue to be, pre-approved by the Audit Committee.

Director Attendance at Annual Meetings

Although the Company does not have a formal policy regarding attendance by members of the Board at our Annual Meeting, we encourage all of our directors to attend. All of the Company’s directors attended our 2017 Annual Meeting, our most recent Annual Meeting, in person.

Director Independence

The Board of Directors has determined that each of the director nominees standing for election except Elias Vamvakas and Joseph Jensen are independent directors under the NASDAQ Stock Market qualification standards. In determining the independence of our directors, the Board considered all transactions in which the Company and any director had any interest, including those discussed under “Certain Relationships and Related Transactions” below.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The offices of Chief Executive Officer and Chairman of the Board have been at times combined and at times separated, and the Board considers such combination or separation in conjunction with, among other things, its succession planning processes. The Board believes that it should be free to make a choice regarding the leadership structure from time to time in any manner that is in our and our stockholders’ best interests.

We currently have not combined the roles of Chairman of the Board and Chief Executive Officer. The Board does not have a lead independent director. We believe this is appropriate because the Board is relatively small and includes a number of seasoned independent directors.

Board Role in Risk Oversight

While each of the committees of the Board evaluate risk in their respective areas of responsibility, our full Board of Directors is responsible for overseeing the Company’s risk management processes. We believe that the board size of five total directors and three independent directors is conducive and beneficial to monitor the Company’s risk management process given the increased importance of monitoring risks in the current economic and business climate. The Audit Committee discusses the Company’s risk profile related to financial reporting, and the Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.

While the Board oversees the Company’s risk management, Company management is ultimately responsible for day-to-day risk management activities. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that the Board leadership structure supports this approach.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS
DIRECTOR OF EACH NOMINEE LISTED ABOVE.

EXECUTIVE AND BENEFICIAL OWNERSHIP INFORMATION

Our Executive Officers

The following table sets forth the name and position of each of the persons who were serving as our named executive officers as of April 27, 2018.

Name	Age	Position
Elias Vamvakas	59	Executive Chairman of the Board
Joseph Jensen	46	Chief Executive Officer and Director
Michael Marquez	36	Interim Chief Financial Officer

Michael Marquez has served as the Interim Chief Financial Officer of TearLab Corporation since April 1, 2018. Most recently, Mr. Marquez served as the Senior Director of Finance for TearLab Corporation. From 2008 to 2015, Mr. Marquez held various positions at Alcon Laboratories, Inc. (a division of Novartis) a global medical company focused on eye care, including commercial operations, strategic operation and global and financial planning. Prior to joining Alcon, Mr. Marquez held various positions at Price Waterhouse Coopers, an auditing and professional services company. Mr. Marquez holds a Masters’ of Science degree in Accounting from the University of Texas in Arlington, a Bachelors of Business Administration in Accounting from the University of Texas in Austin and is a certified public accountant.

A biography for Elias Vamvakas and Joseph Jensen can be found in the section entitled “Information Regarding Directors” above.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.1

The following table sets forth information as of April 27, 2018 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be.

On February 27, 2017 the Company effected a 1-for-10 reverse stock split of its common stock. All share amounts, per share amounts, and prices for transactions prior to February 27, 2017 have been adjusted for the effect of the reverse stock split.

Percentage of beneficial ownership is calculated based on 10,438,998 shares of common stock outstanding as of April 27, 2018. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of April 27, 2018. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the address for each person set forth on the table below is c/o TearLab Corporation, 9980 Huennekens St., Suite 100, San Diego, California 92121.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Perkins Capital Management (1)	1,388,793	13.3%

Executive Officers and Directors:
Elias Vamvakas (2)	307,891	2.9%
Wes Brazell (3)	26,332	*
Paul Karpecki (4)	35,073	*
Richard Lindstrom (5)	56,658	*
Anthony Altig (6)	47,204	*
Joseph Jensen (7)	77,539	*
Michael Marquez (8)	3,166	*
All directors and executive officers as a group (7 people) (9)	553,863	5.2%

(*)	Represents beneficial ownership of less than 1%.
(1)	Perkins Capital Management holds 1,553,383 common equivalents and 2,747,272 exercisable within 60 days for clients and has sole voting power over 1,388,793 of these Shares and sole dispositive power over 4,300,655 of these shares. Perkins Capital Management, Inc. is a Minnesota corporation and the address of Perkins Capital Management, Inc. is 730 Lake St. E, Wayzata, Minnesota 55391
(2)	Includes (a) 124,938 shares subject to options exercisable within 60 days of April 27, 2018; (b) 126,411 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Capital Inc; (c) 4,402 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Securities Inc.; (d) 32,000 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Corp.; and (e) 20,140 shares held by Mr. Vamvakas. Mr. Vamvakas is the Chairman of Greybrook Capital, Inc., which is located at 890 Yonge St., Suite 700 Toronto, Ontario, Canada M4W 3P4.
(3)	Includes (a) 16,333 shares subject to options exercisable within 60 days of April 27, 2018; and (b) 3,333 shares subject to warrants exercisable within 60 days of April 27, 2018.
(4)	Includes 32,873 shares subject to options exercisable within 60 days of April 27, 2018.
(5)	Includes (a) 35,214 shares subject to options exercisable within 60 days of April 27, 2018; (b) 6,666 shares subject to warrants exercisable within 60 days of April 27, 2018; and (c) 6,000 shares held beneficially by Mr. Lindstrom through his relationship with the Lindstrom Family #2 Limited Partnership.
(6)	Includes (a) 36,705 shares subject to options exercisable within 60 days of April 27, 2018, and (b) 1,666 shares subject to warrants exercisable within 60 days of April 27, 2018.
(7)	Includes (a) 48,333 shares subject to options exercisable within 60 days of April 27, 2018, and (b) 6,666 shares subject to warrants exercisable within 60 days of April 27, 2018
(8)	Michael Marquez was appointed Interim CFO effective April 1, 2018. Includes (a) 2,666 shares subject to options exercisable within 60 days of April 27, 2018 and (b) 500 shares purchased as part of the employee stock purchase plan in 2017.
(9)	Includes (a) 297,062 shares subject to options exercisable within 60 days of April 27, 2018, held on record by the current directors and executive officers; and (b) 18,331 shares subject to warrants exercisable within 60 days of April 27, 2018, held on record by the current directors and executive officers.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2017.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders 2002 Stock Incentive Plan (1)	579,016	$27.78	429,412
Equity compensation plans not approved by security holders (2)	50,000	$85.34	—
Total	629,016	$32.35	429,412

(1)	For discussion of the 2002 Stock Incentive Plan, which was approved by the security holders, please refer to footnote 6 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	Joseph Jensen was hired in October 2013, and as a material inducement for his hire, he was granted a stock option for 30,000 post-reverse split shares at a post-split exercise price of $113.30 not approved by security holders, which have fully vested.

Certain Relationships and Related Transactions.

Since January 1, 2017, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest. All future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our Audit Committee. In accordance with its charter, the Audit Committee is responsible for reviewing and approving all related party transactions for potential conflicts of interest on an ongoing basis.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Mayer Hoffman McCann P.C., or Mayer Hoffman McCann, as our independent auditors for the year ending December 31, 2018 and has directed that management submit the selection of independent auditors to the stockholders for ratification at the Annual Meeting. Representatives of Mayer Hoffman McCann will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Mayer Hoffman McCann as our independent auditors. However, we are submitting the selection of Mayer Hoffman McCann to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Mayer Hoffman McCann. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Mayer Hoffman McCann.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Our Audit Committee has established a policy that requires that all audit and permissible non-audit services provided by our independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

Mayer Hoffman McCann has advised the Company that Mayer Hoffman McCann leases substantially all of its personnel, who work under the control of Mayer Hoffman McCann’s shareholders, from wholly-owned subsidiaries of CBIZ, Inc., in an alternative practice structure. Accordingly, substantially all of the hours expended on Mayer Hoffman McCann’s engagement to audit the Company’s financial statements for the fiscal year ended December 31, 2017, were attributed to work performed by persons other than Mayer Hoffman McCann’s full-time, permanent employees.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF MAYER HOFFMAN MCCANN P.C. AS OUR INDEPENDENT AUDITOR
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted on July 21, 2010. As required by the Dodd-Frank Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Compensation Program and Philosophy

Our executive compensation program is designed to:

●	attract and retain talented and experienced executives;

●	motivate and reward executives whose knowledge, skills, and performance are critical to our success;

●	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

●	incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders.

Under this program, our named executive officers are rewarded for the achievement of specific short-term and long-term goals that enhance stockholder value. Stockholders are urged to read the Executive Compensation section of this proxy statement, which describes our executive compensation program and contains information about the fiscal year 2017 compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that our compensation design and practices are effective in implementing our executive compensation goals.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis in a non-binding vote, the compensation of TearLab Corporation named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including information under the caption “Executive Compensation,” the tabular disclosure regarding executive compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to TearLab’s 2018 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and, therefore, will not be binding on us, our Compensation Committee and our Board of Directors value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

The Compensation Committee of our Board of Directors is responsible for establishing, implementing, and monitoring adherence with our compensation philosophy. The compensation provided to our “Named Executive Officers” for fiscal year 2017 is set forth in detail in the Summary Compensation Table below and other tables and the accompanying footnotes and narrative that follow this section. This section explains our executive compensation philosophy, objectives, and design, our compensation-setting process, our executive compensation program components and the decisions made in relation to fiscal year 2017 for each of our named executive officers.

Our “Named Executive Officers” for fiscal year 2017, who appear in the Summary Compensation Table, are:

●	Joseph Jensen, our Chief Executive Officer (our “CEO”);

●	Wes Brazell, our Chief Financial Officer (our “CFO”); and

●	Elias Vamvakas, our Executive Chairman of the Board of Directors (our “Executive Chairman”).

In this Compensation Discussion and Analysis, TearLab Corporation and its subsidiaries is referred to as “our,” “us,” “we,” or the “Company.” Mr. Brazell was our CFO for all of the fiscal year 2017, but he resigned to pursue another professional opportunity effective March 30, 2018.

Executive Compensation Philosophy, Objective and Design

Philosophy.

As an ophthalmic device company, we operate in the professional health sector and medical laboratories and research industry. To succeed in this environment, we must hire experienced executives with specific skills in key functional areas who have worked in an environment similar to ours. We are primarily located in the San Diego, California and the Dallas/Fort Worth, Texas areas, which have many life sciences technology companies who reward their executives with equity compensation. Our overall compensation philosophy, therefore, is to compensate seasoned executives in a manner that attracts the caliber of individuals needed to manage and staff a technical and government-regulated business and operate in an innovative and competitive industry yet drive a business with a capitalization of less than $100 million to grow.

Objectives and Design.

Our executive compensation program is designed to:

●	attract and retain talented and experienced executives;

●	motivate and reward executives whose knowledge, skills and performance are critical to our success;

●	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

●	incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders.

To maintain a competitive compensation program and meet our need to attract seasoned executives that have experience in our sector, we also offer cash compensation in the form of (1) base salaries to reward individual contributions and compensate for their day-to-day responsibilities and (2) annual bonuses to drive targeted corporate goals and individual short-term objectives. In addition, our size, industry, and primary location have led us in the past to include equity compensation as a major compensation element. Because of the limited liquidity in our stock and the need to pursue dilutive equity financings, the equity portion of our compensation program was de-emphasized in the fiscal year 2017.

Impact of Fiscal 2017 Stockholder Advisory Vote on Executive Compensation

In June 2017, we conducted a non-binding advisory vote on the compensation of the named executive officers for fiscal year 2016, commonly referred to as a “say-on-pay” vote, at our 2017 Annual Meeting of Stockholders. Our stockholders approved the named executive officer’s compensation, with over 85% of stockholder votes cast in favor of our executive compensation program.

As the Compensation Committee evaluated our executive compensation policies and practices throughout fiscal year 2017, it was mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, the Compensation Committee decided to retain our general approach to executive compensation. Consistent with the recommendation of the Board of Directors and the preference our stockholders expressed in the advisory vote on the frequency of future say-on-pay votes, the Board of Directors has adopted a policy providing for annual advisory votes on the compensation of our named executive officers. Accordingly, the next advisory vote on the compensation of our named executive officers will take place at the Annual Meeting of Stockholders to which this Proxy Statement relates, with the next say-on-pay vote after that to take place in 2019.

Compensation-Setting Process

We formed our Compensation Committee in September 2005. For 2017, our Compensation Committee was responsible for reviewing and making recommendations to our Board of Directors regarding our CEO’s compensation and the components thereof. In 2017, our Compensation Committee reviewed and recommended to our Board of Directors Company goals and objectives relevant to our CEO, evaluated our CEO in light of those goals and objectives, and made recommendations regarding our CEO’s compensation based on that evaluation.

Our Compensation Committee also is responsible for reviewing and making recommendations to our Board of Directors on non-CEO executive officer compensation and making recommendations to our Board of Directors with respect to incentive compensations plans and equity-based plans. In 2017, our Compensation Committee reviewed and made recommendations to our Board of Directors regarding the compensation of our other executive officers, including the establishment and evaluation of performance goals.

Our CEO attends meetings of our Compensation Committee, except with respect to discussions involving his own compensation. Typically, our CEO makes recommendations regarding compensation matters for each named executive officer, including with respect to each key element of compensation (i.e., stock option awards, base salary and annual bonus).

In determining executive compensation for 2017, neither our Board of Directors nor our Compensation Committee met with a compensation consulting firm or considered market data presented by a compensation consulting firm in determining compensation. We did not engage in any benchmarking or targeting of any specific levels of pay. We did not engage a consultant as there was not a change in the base compensation of the executives as a whole scheduled in 2017, and we could not justify the cost of such an arrangement while we are focused on growing the Company. We are, however, in the process of establishing our executive compensation program for 2018. Our Compensation Committee is currently evaluating whether to use a compensation consultant in 2018.

In determining executive compensation for 2017, our Board of Directors and Compensation Committee considered a number of factors, including the following:

●	The scope of the named executive officer’s responsibilities, prior experience and qualifications;

●	The past individual performance of the named executive officer;

●	Competitive market conditions;

●	Existing employment agreement conditions, if any;

●	Recommendations of the CEO, other than with respect to his own compensation.

Unless otherwise stated, the discussion and analysis below is in large measure based on decisions by our Board of Directors. Therefore, the philosophy of how we will compensate our named executive officers in the future may not be the same as how they have been compensated previously. We expect that our Board of Directors will continue to review, evaluate, and modify the executive compensation framework based on the recommendations of our Compensation Committee. Our compensation program may, over time, vary from our historical practices.

Executive Compensation Program Components

Equity Compensation

We have historically used equity compensation as a principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach aligned our executive team’s contributions with our long-term interests by allowing our executive team to participate in any future appreciation in the Company’s stock. However, due to the limited liquidity of our stock and the need to pursue dilutive equity financings, we did not grant equity awards in 2017 as part of our executive compensation program. We also did not grant restricted stock units in 2017. We will continue to evaluate whether to include equity incentives in our compensation mix for 2018. Our historical approach is founded in the belief that stock options serve as an effective retention tool due to vesting requirements that are based on continued service with us and help create an ownership culture. In granting options, we consider, among other things, the named executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his individual contributions and responsibilities, and market conditions.

For 2018, we expect our compensation committee to continue their review process to determine whether to make a recommendation to our board of directors to approve any equity award grants for our named executive officers.

While we have not yet adopted a formal policy regarding the timing of stock option and other equity grants as a public company, it has been our practice, which we expect to continue, that stock option grants have been granted with an exercise price not less than the fair value of the underlying stock on the date of grant.

Base Salary

In determining base salaries for 2017, our compensation committee and our board of directors considered the overall compensation package of our executive officers. No adjustments were made to the base salaries of any of our Named Executive Officers in 2017 as compared to the prior year.

In fiscal years 2017 and 2016, the base compensation for our named executive officers was as follows:

Named Executive Officer	Fiscal Year 2017 Base Salary	Fiscal Year 2016 Base Salary
Mr. Vamvakas	$150,000	$150,000
Mr. Jensen	$400,000	400,000
Mr. Brazell	$250,000	250,000

In 2018, our Compensation Committee and our Board of Directors may conduct a review of our executive officers’ base salaries and determine adjustments, if any.

2017 Bonus Plan

Our board of directors adopted an annual bonus plan for 2017 to reward the performance of our named executive officers in achieving our corporate goals. Our board of directors retains the ultimate discretion whether to pay any bonus under the plan, which means that our board may choose in any given year whether to pay a bonus in cash or via an additional stock option upon a recommendation from our CEO.

A named executive officer’s target bonus amount under our 2017 bonus plan is expressed as a percentage of his base salary, and any such bonus would be earned upon the achievement of the applicable corporate goals and individual objectives. Target bonus amounts for our named executive officers were not adjusted in 2017 from prior years. Accordingly, our Named Executive Officers’ target bonus amounts remained at 50% of their respective base salaries. Our Named Executive Officers have higher bonus percentages that are solely based on corporate performance measures because they have broad degree of responsibility, including responsibility for the overall performance of the Company and supervision of our other executive officers. Our board of directors and compensation committee believe that bonus pay for our Named Executive Officers should be based on metrics that tie in closely with driving Company value and stockholder interests.

Corporate Performance Measures. For 2017, our board of directors established corporate performance goals of increasing revenues and adjusted operating profitability targets. The financial measures for 2017 are important indicators of our ability to monetize our products and services. Each of these corporate performance measures was given equal weighting based on our belief that each was similarly critical to our strategic goals for 2017. At the time the corporate performance measures were set, our board of directors believed that these corporate performance measures provided an accurate gauge of our success and were challenging and aggressive because they represented significant growth in revenues and continued prudence in the management of our cash resources. Our board of directors believed that the achievement of the corporate performance measures at the target levels would require extraordinary efforts, excellent leadership, effective leveraging of our competencies and a clear focus on driving results throughout the year.

During fiscal year 2017, our named executive officers were eligible to earn the following cash bonuses under our 2017 bonus plan:

Named Executive Officer	Fiscal Year 2017 Target Cash Bonus Opportunity (as a Percentage of Base Salary)	Fiscal Year 2017 Target Cash Bonus Opportunity ($)
Mr. Vamvakas	50%	$75,000
Mr. Jensen	50%	$200,000
Mr. Brazell	50%	$125,000

2017 Bonus Plan Payments

In early 2018, our board of directors determined that corporate performance measures for 2017 had not been achieved. Accordingly, our board of directors determined that our named executive officers did not earn and would not be paid cash bonuses under our 2017 plan. However, the board of directors agreed to pay discretionary bonuses for 2017 as follows:

Named Executive Officer	Fiscal 2017 Bonus Payment
Mr. Vamvakas	$-
Mr. Jensen	$25,000
Mr. Brazell	$-

2018 Bonus Plan

In late 2017, the Board of Directors approved a new operating model for the Company with the goal of maintaining our current customer base, preserving our resources to focus on a new product platform and reducing our cash burn given our limited cash resources. In order to ensure a focus on achieving certain milestones as well as achieving the goals of this new model throughout the entire year, our compensation committee adopted two programs in early 2018 (1) a quarterly cash bonus plan for 2018, which includes corporate performance objectives, and (2) milestone driven bonus payments for achieving key corporate goals. The corporate performance objectives for the quarterly bonus continue to focus on the goals of maintaining revenues, adjusted operating profitability targets and cash balance each with equal weighting and the milestone driven bonus amounts are targeted at the achievement of specific corporate events designed to ensure the sustainability of the Company.

2014 Employee Stock Purchase Plan

We offered employees of designated subsidiaries, including our CEO and CFO, the opportunity to purchase shares of TearLab’s common stock through the 2014 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan permitted the grant of purchase rights that qualify for preferential tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and purchase rights that do not so qualify. Under the Purchase Plan, eligible employees were able purchase shares of our common stock at a 10% discount from the closing sale price of our common stock as reported on NASDAQ on either the first trading day or the last trading day of each offering period, whichever was lesser. Our compensation committee believed that the Purchase Plan was a cost efficient method of encouraging employee stock ownership. However, given the Company’s delisting from the Nasdaq Capital Markets in the fourth quarter of 2017, the Company terminated the Purchase Plan in 2018 as the increasing cost of administrating the Purchase Plan outweighs the benefits gained.

Retirement and Health Benefits

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Our U.S. named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees. U.S. employees, including named executive officers located in the U.S., are eligible to participate in a defined contribution 401(k) plan, but the Company does not make any matching or employer contributions to the 401(k) plan.

Our named executive officers located in Canada, including Mr. Vamvakas, are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other Canadian full-time employees, except that we provide Mr. Vamvakas with certain club membership benefits and with coverage under a critical illness insurance policy, which has been historically provided to Mr. Vamvakas since his commencement of service with us. Club membership benefits are provided to Mr. Vamvakas in order to foster the ability of Mr. Vamvakas to network in the business community on behalf of the Company. In 2017, the club membership benefits provided to Mr. Vamvakas had a value of approximately $14,000.

Post-Employment Compensation

We recognize that it is possible that we may be involved in a transaction involving a change of control of the Company and that this possibility could result in the departure or distraction of our executives to the detriment of our business. Our compensation committee believes that the prospect of such a change-of-control transaction would likely result in our executives facing uncertainties about their future employment and distractions from how the potential transaction might personally affect them.

To allow our executives to focus solely on making decisions that are in the best interests of our stockholders in the event of a possible, threatened, or pending change-of-control transaction and to encourage them to remain with us despite the possibility that the change of control might affect them adversely, we have entered into an executive employment agreement with Mr. Vamvakas, and employment offer letters with our CEO and CFO that each provide the applicable named executive officer with certain payments and benefits in the event of certain terminations of his employment without regard to a change of control of the Company or within a certain period following a change of control of the Company. Our compensation committee believes that these agreements serve as an important retention tool to ensure that personal uncertainties do not dilute our executives’ complete focus on building stockholder value.

In June 2013, we entered into the executive employment agreement with Mr. Vamvakas, which provides that upon a qualifying termination of his employment, Mr. Vamvakas will receive (i) a lump sum payment equal to two times his then-current annual base salary plus two times the average of the bonus paid to him in the two years preceding the year of termination, and (ii) reimbursement of group health plan insurance premiums for up to eighteen months. The executive employment agreement with Mr. Vamvakas also requires that he provide three months’ advance notice period if he resigns and the resignation is not a qualifying termination. In December 2015, we approved compensation for Mr. Vamvakas as Executive Chairman. At that time we also agreed to defer Mr. Vamvakas’ severance and change such severance to a lump sum of $700,000, payable upon his separation from the Company in cash or restricted stock, at his election.

Our CEO is party to an employment offer letter that was entered into in October 2013 when he was hired, and amended June 15, 2017 which provides that upon a qualifying termination of his employment, he will receive (i) a lump sum payment equal to one times his then-current annual base salary plus ones times the average of the bonus paid to him in the two years preceding the year of termination and (ii) reimbursement of group health plan insurance premiums for up to twelve months. The amendment also requires that our CEO provide thirty days advance notice if he resigns and the resignation is not a qualifying termination.

Our CFO was party to an employment offer letter that was entered into in July 2015 when he was hired, and amended June 15, 2017 which provided that upon a qualifying termination of his employment, he will receive (i) a lump sum payment equal to one times his then-current annual base salary plus one times the average of the bonus paid to him in the two years preceding the year of termination and (ii) reimbursement of group health plan insurance premiums for up to twelve months. The amendment also required our CFO provide thirty days advance notice if he resigns and the resignation is not a qualifying termination. Mr. Brazell resigned effective, March 30, 2018 to pursue another opportunity, which was not considered a qualifying termination.

In establishing the terms and conditions of our CEO’s and CFO’s employment offer letters, and our Executive Chairman’s executive employment agreement, our board of directors and our compensation committee evaluated the cost to us of these arrangements and the potential payout levels to each affected executive under various scenarios. In approving these arrangements, they determined that their cost to us and our stockholders was reasonable and not excessive, given the benefit conferred to us. Our board of directors and our compensation committee believe that these arrangements will help to maintain the continued focus and dedication of our named executive officers to their assigned duties without the distraction that could result from the possibility of a change of control of the Company.

For a detailed summary of the material terms and conditions of these agreements, see “Employment Contracts and Certain Transaction-based Contracts.”

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may limit the amount that we may deduct from our federal income taxes for remuneration paid to certain executive officers to one million dollars per executive officer per year, unless certain requirements are met. Section 162(m) of the Code (“Section 162(m)”) provides an exception from this deduction limitation for certain forms of “performance-based compensation” and for any gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers (whose compensation would be subject to the limitations of Section 162(m)) in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible. Our compensation committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Code Sections 280G, 4999, or 409A, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “nonqualified deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting Treatment

Authoritative accounting guidance on stock compensation requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below even though our executive officers may never realize any value from their awards. Authoritative accounting guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Risk Assessment

As part of its review of the compensation to be paid to our executives and the compensation programs generally available to the Company’s employees, the compensation committee considers any potential risks arising from our compensation programs and the management of these risks in light of the Company’s overall business, strategy, and objectives.

As is the case with our employees generally, our named executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonus amounts under the Company bonus plan are tied to the Company’s performance during the fiscal year compared to pre-established target levels for equally-weighted measures. Combined, we believe these measures limit the ability of an executive to be rewarded for taking excessive risk on behalf of the Company by, for example, seeking revenue-enhancing opportunities at the expense of profitability. In addition, a significant portion of our named executive officers’ compensation is provided in the form of equity awards to further align their interests with those of the Company’s stockholders. The compensation committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and because the awards are staggered and subject to multi-year vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

Additionally, the Company has implemented effective controls at various levels, including adoption of written codes of conduct and ethics, which each named executive officer signs and acknowledges each year, in order to mitigate the risk of unethical behavior.

Summary Compensation Table

The following table provides information regarding the compensation of our executive chairman, chief executive officer and chief financial officer, together referred to as our “named executive officers,” for 2017, 2016, and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Elias Vamvakas	2017	150,000	—	—	—	24,822	174,822
Executive Chairman	2016	150,000	—	21,415	56,250	25,256	252,921
	2015	273,381	—	—	66,939	11,677	351,997

Joseph Jensen	2017	400,000	—	—	25,000	17,266	442,266
Chief Executive Officer	2016	400,000	—	53,538	150,000	21,934	625,472
	2015	370,000	—	78,060	90,650	30,999	569,709

Wes Brazell (4)	2017	250,000	—	—	—	27,905	277,905
Chief Financial Officer	2016	250,000	—	38,547	93,750	20,975	403,272
	2015	122,159	40,000	301,116	29,872	11,847	504,994

(1)	Amounts represent the aggregate grant date fair value of options granted in the year indicated to the named executive officer calculated in accordance with FASB ASC 718 without regard to estimated forfeitures. See Note 1 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.
(2)	The amounts in this column for 2017, 2016, and 2015 represent total performance-based bonuses earned for service rendered during 2017, 2016, and 2015, respectively, under our executive bonus plan for the applicable year. All such amounts were paid subsequent to year end. For a description of our executive bonus plan, please see the section entitled “2017 Bonus Plan” under “Compensation Discussion and Analysis” above.
(3)	All Other Compensation includes health and welfare benefits for all named executive officers. Mr. Vamvakas’ also includes club membership benefits per his employment agreement. Mr. Jensen’s includes tax gross-ups and relocation expenses for 2015.
(4)	Mr. Brazell joined the Company in July 2015 and resigned effective March 30, 2018 to pursue another professional opportunity.

Grants of Plan-Based Awards

There were no grants made to any named executive officers in 2017 under any plan.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2017. As of December 31, 2017, our named executive officers had not been awarded any equity awards other than stock options.

Name	Number of Securities Underlying Unexercised Options (1)	Number of Securities Underlying Unexercised Options (1)	Option Exercise Price (1)	Option Expiration Date
	(#) Exercisable	(#) Unexercisable	($)
Elias Vamvakas (2)	62,616	—	26.30	10/6/2018
Elias Vamvakas (3)	1,500	—	20.00	6/18/2019
Elias Vamvakas (4)	1,489	—	12.20	9/30/2019
Elias Vamvakas (5)	13,500	—	12.20	9/30/2019
Elias Vamvakas (6)	10,000	—	12.20	9/30/2019
Elias Vamvakas (7)	20,000	—	12.20	9/30/2019
Elias Vamvakas (8)	12,500	—	64.30	3/6/2023
Elias Vamvakas (9)	1,666	3,334	6.90	6/24/2026
Joseph Jensen (10)	30,000	—	113.30	10/28/2023
Joseph Jensen (11)	5,000	—	48.20	6/11/2024
Joseph Jensen (12)	3,333	1,667	20.00	2/5/2025
Joseph Jensen (13)	4,166	8,334	6.90	6/24/2026
Wes Brazell (14)	13,333	6,667	19.80	7/6/2025
Wes Brazell (15)	3,000	6,000	6.90	6/24/2026

(1)	All option and option exercise price information are as adjusted for previous stock splits, including the 1-for-10 reverse stock split effected February 27, 2017.

(2)	62,616 post-split options were granted on October 6, 2008, under the Plan. These options vested fully upon the date of grant.

(3)	1,500 post-split options were granted on June 18, 2009, under the Plan. These time-based options have fully vested.

(4)	1,489 post-split options were granted on September 30, 2009, under the Plan. These options vested fully upon the date of grant.

(5)	13,500 post-split options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.

(6)	10,000 post-split options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.

(7)	20,000 post-split options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.

(8)	12,500 post-split options were granted on March 6, 2013, under the Plan. These time-based options have fully vested.

(9)	5,000 post-split options were granted on June 24, 2016, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(10)	30,000 post-split options were granted on October 21, 2013, outside of the Plan. These time-based options have fully vested.

(11)	5,000 post-split options were granted on June 11, 2014, under the Plan. These time-based options have fully vested.

(12)	5,000 post-split options were granted on February 5, 2015, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(13)	12,500 post-split options were granted on June 24, 2016, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(14)	20,000 post-split options were granted on July 6, 2015, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(15)	9,000 post-split options were granted on June 24, 2016, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

Option Exercises in 2017

The following table provides additional information about the value realized by the named executive officers on option award exercises during the year ended December 31, 2017.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Elias Vamvakas	—	—
Joseph Jensen	—	—
Wes Brazell	—	—

As of December 31, 2017, our Named Executive Officers had not been awarded any equity awards in 2017.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2017.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders
2002 Stock Incentive Plan (1)	597,016	$27.78	429,412
Equity compensation plans not approved by security holders (2)	50,000	$85.34	—
Total	629,016	$32.35	429,412

(1) For discussion of the 2002 Stock Incentive Plan, which was approved by the security holders, please refer to footnote 6 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2) Joseph Jensen was hired in October 2013, and as a material inducement for his hire, he was granted a stock option for 30,000 shares not approved by security holders, which also vests annually in 1/3 installments, starting on the one year anniversary of the date of grant. These options were fully vested as of December 31, 2017.

Compensation of Directors

Directors who are non-employees are entitled to receive annual grants of an option to purchase 15,000 shares of the Company’s common stock and annual compensation of $36,000, to be paid quarterly. The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of the Board for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Anthony Altig	36,000	—	—	—	—	—	36,000
Thomas Davidson, Jr. (2)	36,000	—	—	—	—	—	36,000
Adrienne Graves (2)	36,000	—	—	—	—	—	36,000
Paul Karpecki	36,000	—	—	—	—	—	36,000
Richard Lindstrom	36,000	—	—	—	—	—	36,000
Donald Rindell (2)	36,000	—	—	—	—	—	36,000
Brock Wright (2)	36,000	—	—	—	—	—	36,000

(1)	The values set forth in this column are based on the full grant date fair value of stock option awards, computed in accordance with the provisions of FASB ASC Topic 718, using the Black-Scholes pricing model, utilizing certain assumptions as outlined in the footnotes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	As disclosed in a Current Report on Form 8-K filed on January 18, 2018, on January 16, Mr. Thomas Davidson, Jr., Dr. Adrienne Graves, Mr. Donald Rindell and Dr. Brock Wright resigned as members of the Company’s board of directors. The aforementioned individuals’ resignations from the Company’s board of directors was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

As of December 31, 2017, the aggregate number of shares underlying stock awards and options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Anthony E. Altig	—	16,705
Thomas N. Davidson, Jr. (1)	—	11,677
Adrienne L. Graves (1)	—	15,611
Paul M. Karpecki	—	12,873
Richard Lindstrom	—	15,214
Donald Rindell (1)	—	16,706
Brock Wright (1)	—	12,195

(1)	As disclosed in a Current Report on Form 8-K filed on January 18, 2018, on January 16, Mr. Thomas Davidson, Jr., Dr. Adrienne Graves, Mr. Donald Rindell and Dr. Brock Wright resigned as members of the Company’s board of directors. The aforementioned individuals’ resignations from the Company’s board of directors was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Dr. Lindstrom, Mr. Altig and Dr. Karpecki. No member of the Compensation Committee has ever been an officer or employee of the Company. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or the Board of Directors of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee of the Company.

Directors’ and Officers’ Liability Insurance

The Company has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of registrant.

Employment Contracts and Certain Transaction-based Contracts

2002 Stock Incentive Plan, as amended

Our named executive officers hold awards granted under our 2002 Stock Incentive Plan (the “Incentive Plan”) that may be subject to vesting acceleration in connection with a Change in Control (as defined in the Incentive Plan) pursuant to the terms of the Incentive Plan. Under the Incentive Plan, any outstanding awards granted under the Incentive Plan will fully vest and become exercisable in connection with a Change in Control (as defined in the Incentive Plan) if (i) they are not assumed or substituted for by the Acquiring Corporation (as defined in the Incentive Plan) or (ii) they are assumed or substituted for by the Acquiring Corporation but the participant’s service is terminated by reason of an involuntary termination within 18 months following the effective date of a Change in Control.

Elias Vamvakas Change of Control and Severance Agreement

In December 2015, we approved compensation for Mr. Vamvakas as Executive Chairman. At that time we also agreed to defer Mr. Vamvakas’ severance and change such severance to a lump sum of $700,000, payable upon his separation from the Company in cash or restricted stock, at his election.

Joseph Jensen Change of Control and Employment Agreement

In June 2017 we entered into an amended employment agreement with the CEO. Pursuant to this amendment, if our CEO’s employment is terminated by the Company at any time without cause (other than for death or disability) or our CEO resigns due to a material adverse change in the terms and conditions of his employment within twelve months of a Change in Control (provided that our CEO gives written notice within 30 days of the events constituting a material adverse change, provides a cure period of not less than 30 days for the Company to cure any such material adverse change, and resigns within 30 days following the end of such cure period), then subject to his timely execution of a release of claims, our CEO will be entitled to receive: (i) a lump sum payment equal to one times his then-current annual base salary plus one times the average of the bonus paid to him in the two years preceding the year of termination, and (ii) reimbursement of group health plan insurance premiums for up to twelve months.

If our CEO intends to resign other than as described in the previous paragraph, his offer letter requires him to give the Company written notice of at least 30 days prior to his resignation. During the resignation notice period, the Company may, at its discretion, terminate our CEO’s employment before the resignation becomes effective by providing him with (i) continuing payments of his base salary for the remainder of the resignation notice period and (ii) a lump sum payment of his pro-rated bonus calculated as of the date his employment ceases.

If the CEO is employed on the day a Change of Control in the Company occurs, the Company shall pay the CEO a bonus of $20,000 within 30 days of the finalization of the Change of Control of the Company.

Wes Brazell Change of Control and Employment Agreement

In June 2017 we entered into an amended employment agreement with the CFO. Pursuant to this amendment, if our CFO’s employment is terminated by the Company at any time without cause (other than for death or disability) or our CFO resigns due to a material adverse change in the terms and conditions of his employment within twelve months of a Change in Control (provided that our CFO gives written notice within 30 days of the events constituting a material adverse change, provides a cure period of not less than 30 days for the Company to cure any such material adverse change, and resigns within 30 days following the end of such cure period), then subject to his timely execution of a release of claims, our CFO will be entitled to receive: (i) a lump sum payment equal to one times his then-current annual base salary plus one times the average of the bonus paid to him in the two years preceding the year of termination and (ii) reimbursement of group health plan insurance premiums for up to twelve months.

If our CFO intends to resign other than as described in the previous paragraph, his offer letter requires him to give the Company written notice of at least 30 days prior to his resignation. During the resignation notice period, the Company may, at its discretion, terminate our CFO’s employment before the resignation becomes effective by providing him with (i) continuing payments of his base salary for the remainder of the resignation notice period and (ii) a lump sum payment of his pro-rated bonus calculated as of the date his employment ceases.

If the CFO is employed on the day a Change of Control in the Company occurs, the Company shall pay the CFO a bonus of $20,000 within 30 days of the finalization of the Change of Control of the Company. Mr. Brazell resigned from the Company effective March 30, 2018 and his employment agreement did not provide for any additional payments beyond his base compensation through his last day of employment and accrued vacation pay.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2017 (December 29, 2017), and the price per share of TearLab’s common stock is the closing price on the OTCQB as of that date $0.39. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
		Involuntary Termination Other Than For Cause		Voluntary Termination for Good Reason
		Not in Connection With a Change in Control	Within 6 (or 12) Months of Change in Control	Not in Connection With a Change in Control	Within 6 (or12) Months of Change in Control
Name	Type of Benefit (1)	($)(2)	($)(3)	($)(2)	($)(3)
Elias Vamvakas	Cash Severance Payments (2)	700,000	700,000	700,000	700,000
	Vesting Acceleration (4)	—	—	—	—
	Continued Coverage of Employee Benefits (5)	16,941	16,941	—	10,451
	Total Termination Benefits (6):	716,941	716,941	—	710,451
				—
Joseph Jensen	Cash Severance Payments	487,500	487,500	—	487,500
	Vesting Acceleration (4)	—	—	—	—
	Continued Coverage of Employee Benefits (5)	20,042	20,042	—	20,042
	Total Termination Benefits (6):	507,542	507,542	—	507,542
				—
Wes Brazell	Cash Severance Payments	296,875	296,875	—	296,875
	Vesting Acceleration (4)	—	—	—	—
	Continued Coverage of Employee Benefits (5)	32,447	32,447	—	32,447
	Total Termination Benefits (6):	329,322	329,322	—	329,322

(1)	Reflects the terms of: (i) the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, between TearLab and the executive officers; and (ii) the terms of the Stock Incentive Plan. Mr. Vamvakas’ employment agreement provides for a $700,000 payment upon separation from the Company. All other employment agreements stipulate no payment under termination for cause.
(2)	Reflects the terms of the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, described above.
(3)	Reflects the terms of the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, described above.
(4)	Reflects the aggregate market value of unvested option grants with exercise prices less than $0.39 (“in-the-money options”) and full value awards, which includes performance shares and restricted stock units. For unvested in-the-money option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested in-the-money options at December 31, 2017, by (ii) the difference between $0.39 close price and the exercise price of such in-the-money option. Does not reflect any market value for options with exercise prices in excess of $0.39. None of the Named Executive Officers in this table held any unvested in-the-money options relative to the $0.39 closing price of TearLab common stock on December 29, 2017 (the last trading day of fiscal 2017).
(5)	For terminations under the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, assumes continued coverage of employee benefits at the amounts paid by TearLab for fiscal 2017 for health, dental, vision, long-term disability and life insurance coverage.
(6)	In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of the Change of Control and Severance Agreements and Employment Offer Letters, as applicable.

Report of the Compensation Committee

The Compensation Committee oversees TearLab’s compensation policies, plans, and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Richard L. Lindstrom (Chair)

Anthony E. Altig

Paul M. Karpecki

This Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by TearLab under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent TearLab specifically incorporates the Report of the Compensation Committee by reference therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, officers, and beneficial owners of ten percent or more of our common stock, or the Reporting Persons, are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. The Company believes that, during 2017, the Reporting Persons complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2019 must be received by us no later than January 8, 2019, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the Annual Meeting of Stockholders to be held in 2019 without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no later than March 22, 2019, unless the date of the Annual Meeting of Stockholders held in 2019 is more than 30 days before or after the one-year anniversary of the Annual Meeting of the Stockholders held in 2018. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2018 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 31, 2017 will be made available to stockholders of record as of April 27, 2018. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date to any person who was a beneficial owner of our common stock on the Record Date. Requests should be directed to TearLab Corp., 9980 Huennekens St., Suite 100, San Diego, California 92121, Attention: Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are TearLab Corp. stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials and Proxy will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, please notify your broker, direct your written request to TearLab Corp., Investor Relations; 9980 Huennekens St., Suite 100, San Diego, California 92121 or contact TearLab Corp. at (858) 455-6006. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their brokers.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card.

By Order of the Board of Directors,

/s/ Elias Vamvakas
Elias Vamvakas
Executive Chairman of the Board

Dated: April 30, 2018

TEARLAB CORPORATION
9980 HUENNEKENS ST.
SUITE 100
SAN DIEGO, CA 92121

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TLB2018**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45091-P05897

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEARLAB CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Elias Vamvakas
02) Anthony E. Altig
03) Joseph S. Jensen
04) Paul M. Karpecki
05) Richard L. Lindstrom

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxy holders are entitled to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date